Exhibit (y)(iv):  Consent of Tait, Weller & Baker, LLC, Independent Public
     Accountants, with respect to the Ameritor Security Trust






               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use of our report dated August 2, 2000 on the financial statements and financial highlights of Ameritor Security Trust. Such financial statements and financial highlights appear in the June 30, 2000 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in the Registration Statement of Form N-1A of Ameritor
Security Trust. We also consent to the references to our Firm in the Registration Statement and Prospectus.





                                                 TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
October 26, 2000